EXHIBIT 99.1

Location Based Technologies® Inc. (OTCBB:LBAS) CEO, Dave Morse, has released a letter to shareholders.

Dear Fellow Shareholders,

As we draw near to the close of 2015, Location Based Technologies is providing this update on the progress and operational challenges in lieu of its normal FY 2015 end of year filing. Our stock continues to trade at unprecedented lows and market analysts tells us that our stock will continue to trade at these levels until the company achieves two essential milestones: 1st, positive operational cash flow; and 2nd, growing operations to build up capital to pay down our existing debt burden. We are acutely aware of the challenges associated with continuing to support our initiatives to reach operational profitability and we are grateful for those who have retained our stock along with our officers and directors. Every effort we make day-to-day is focused and prioritized on implementation and management of initiatives to successfully turn-around the company.

Let me share with you the progress we’ve made toward building momentum to sustain an operation that will reach profitability.

Since launching our product with Apple in late calendar year 2012 (FY 2013) we have made year-over-year progress as measured in Gross Profits as follows:

Gross Profits/Loss: FY 2013 ($1,679,440)     FY 2014 +$141,190     FY 2015 +$794,898

Operations Overview: The following is a snap-shot of what has been achieved during the past year.

For the twelve months ended August 31, 2015 compared to the twelve months ended August 31, 2014.

●	Total paid monthly users increased 24% compared to Fiscal Year 2014;
●	Annual service income was $1,159,747. Service income exceeded break-even levels generating a positive 57% gross margin compared to a 5% gross margin for the Fiscal Year 2014;
●	Total net revenues were $1,913,120 for Fiscal Year 2015, 12% higher than 2014; and
●	Gross profits increased by 463% year over year from $141,190 to $794,898 in Fiscal Year 2015.

Cost of Revenue.  For the twelve months ended August 31, 2015, cost of revenue totaled $1,118,222 resulting in the gross margin noted above of $794,898 compared to $141,190 for the twelve months ended August 31, 2014. The gross margin of 71% for the twelve months ended August 31, 2015 improved from 9% in the twelve months ended August 31, 2014, due to increased scale, increased revenues for consulting/specialty services and tight expense/cost controls.

Operating Expenses.  For the twelve months ended August 31, 2015, our total operating expenses were $2,732,502 compared to total operating expenses of $3,977,800 for the twelve months ended August 31, 2014.  Operating expenses decreased by $1,245,298 or 31% in 2015 from 2014.  The decrease in operating expenses is primarily attributed to decreases in general and administrative expenses, compensation and professional fees.

Other Income/Expenses.  For the twelve months ended August 31, 2015, we reported net other expenses totaling ($1,582,891) that consisted of financing costs, deferred financing costs, debt discounts, net interest expense and foreign currency losses compared to net other expenses totaling ($1,310,034) for the twelve months ended August 31, 2014.  The $272,857 increase in other income/expenses is primarily due to financing costs associated with raising capital and interest expenses on existing notes.

Net Loss.  For the twelve months ended August 31, 2015, we reported a net loss of $3,552,166 compared to a net loss of $5,147,444 for the twelve months ended August 31, 2014, due to fluctuations in operating and other expenses as previously discussed.

Technology Transition: LBT has successfully transitioned its vehicle GPS tracking devices onto the newer 3G network and this will remain our focus as AT&T continues to carry out their plans for the sunset of 2G services in early 2017. LBT has several initiatives underway focused on building up the vehicle GPS tracking business which covers both consumer and commercial business segments.

We are making progress in transitioning our personal GPS trackers to the 3G technology platform, but are lagging behind expectations we had for completion of the development. The upside to this is that there is a lack of viable 3G based personal GPS trackers on the market because of the engineering required for development and certification. So, we have not lost ground in the market yet. LBT will continue to develop the next generation of personal GPS trackers in-house under our PocketFinder brand that will serve as the upper end of our product offering. In the meantime, we are also pursuing partnerships with third-party solutions that may help to bridge our launch time lines and provide opportunities for a broader product line to attract new consumer segments.

Increase LBT’s Sales Velocity: LBT will continue its primary focus on selling 3G vehicle solutions in US and Canada. We have expanded retail sales by offering our PocketFinder branded 3G vehicle tracker in the consumer electronics channel and are also pursuing resellers in the auto-parts and services channel. Before the end of 2015 we are launching a private-label platform with a new US partner having ties to commercial fleets and auto dealer channel. Support for this new partner included back-office system infrastructure modifications along with developing new iterations of our browser and mobile apps under their brand name. LBT will further leverage the infrastructure modifications to attract other like partners servicing the auto-dealer market in US, Canada, and Mexico.

Sales of our consumer branded personal trackers will continue in North America until we are able to successfully launch a 3G GPS tracker. The current PocketFinder family of products was ranked #1 in the annual review conducted by Tom’s Guide, which we will leverage to accelerate sales during the transition. Sales will grow as we continue to make progress in expanding our retail footprint into Mexico. We expect to have announcements from key national retail partners in the next quarter.

LBT will also continue to nurture its growing Commercial markets in the US and Canada. Customers adopting our IoT tracking devices have verified that use of our tracking solution streamlines and lowers the cost of business processes and logistics, increases safety, and enhances asset security. LBT’s wireless connected devices exchange vital information with managers and business owners proving to deliver powerful information and data with their mobile assets and personnel.

You may have noticed that we have eliminated reference to sales ventures with the US military/government and expansion into Asia that were both included in our 2014 plans. The continued impact through sequestration shrunk or eliminated reasonable expectations for significant sales while the costs to support such efforts became too burdensome. Similarly, higher than expected costs to enter and support Asian markets were simply not in our budget so the decision was made not to push forward for expansion. Our Board and management team have determined it is in the company’s (and shareholders) best interest to focus on revenue opportunities with a more immediate impact to reach our short-term objectives.

Remove Non-contributing Costs: Of the major accomplishments this past year, one of the most significant is the reduction in our Operating Expenses by $1,245,298 or 31% from 2014 to 2015 while increasing our margin contribution and Gross Profits. We are still short of achieving our monthly expenses albeit much closer to becoming operationally cash flow positive. We have conducted a careful review of additional cost-saving opportunities. The single largest positive impact will come from discontinuing formal audits and associated SEC filings for a period of time – until we are self-sustaining.

The legal counsel we have received on SEC filings has indicated that LBT is not required to file by or under the Securities and Exchange act of 1934 because the company only issues stock under Rule 144. This will preclude LBT from being able to issue a Registration Statement, which is typically done by companies conducting a private offering for capital during the 12 month period in which they have not filed. With our stock price so depressed it is highly unlikely that we would do a raise and therefore do not expect to do a Registration. The company will be able to save approximately $244,000 in annual expenses which singularly cuts our operating cost gap by almost one-third. Our financial records will continue to be kept in accord with full GAAP requirements, but will not be audited. I also intend to share Quarterly results with you through shareholder letters such as this one. I cannot say how long we will refrain from filing, but you will know our progress toward becoming cash flow positive through my Quarterly letters.

Once we become fiscally sound and profitable, we expect to re-start filing. At that time we will have two paths available to us:  a) we can audit back to the date of our last Quarterly filing of May 2015, and bring all financial filings up to date, or b) if we determine there is reasonable capital available to the company for an offering, we would need to audit our financials 12 full months prior to the date of that offering. There are no financial penalties associated with this action although we are committed to getting our profits up and being able to resume our filings as soon as reasonable. We strongly believe that it is a prudent move that minimizes our need for ongoing capital, allows us to continue to grow our business and become cash flow positive and still keep you, our shareholders, informed on our progress.

Every month we draw closer to reaching our profitability milestone. This will remain our primary focus. All efforts and attention will continue to concentrate on accelerating the incremental successes that will build momentum in reaching profitability.

We appreciate your ongoing support and I look forward to providing another update next Quarter.

Sincerely,

David M. Morse, PhD

CEO

Forward Looking Statements

This letter contains certain forward-looking statements of our intentions, hopes, beliefs, expectations, strategies, and predictions with respect to future activities or other future events or conditions within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are usually identified by the use of words such as “believe,” “will,” “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “should,” “could,” or similar expressions. These statements are only predictions and involve known and unknown risks, uncertainties and other factors. Actual results may materially different from the results, levels of activity, performance or achievements, express or implied by these forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements contained in this report are reasonable, any of the assumptions could be inaccurate, and, therefore, there can be no assurance that the forward-looking statements included in this report will prove to be accurate. We will not update these statements unless the securities laws require us to do so. Accordingly, you should not rely on forward-looking statements because they are subject to known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from those contemplated by the forward-looking statements.